Exhibit 10.13

PROMISSORY NOTE

$4,342,927.00	May 7, 2009

FOR VALUE RECEIVED, BARRY HERTZ, TRACK DATA CORPORATION, a Delaware corporation, SILVER POLISH, LLC, a New Jersey limited liability company, and ISAAC GENUTH, for purposes of this Agreement having an address  c/o Steven Pfeffer, Esq., 2105 West County Line Road, Jackson, New Jersey 08527 (jointly and severally, (singly by name, and collectively, jointly and severally, the “Borrowers”), hereby promises to pay without defalcation or offset to the order of SOVEREIGN BANK, having an office at 619 Alexander Road, Princeton, New Jersey 08540, and its successors and assigns (“Lender”), in lawful money of the United States of America in immediately available funds, the principal sum of FOUR MILLION, THREE HUNDRED FORTY TWO THOUSAND, NINE HUNDRED TWENTY SEVEN AND 00/100 ($4,342,927.00) DOLLARS, together with interest according to the following terms and conditions.

1.	Payments. This Promissory Note (“Note”) shall be paid as follows:

(A)           The sum of $542,927.00 shall be paid to Lender on or before June 15, 2009 unless within ten (10 days from the date hereof, the Borrowers demonstrate to the Lender that Borrowers have delivered to the Township of Lakewood, ocean county, New Jersey as beneficiary (“Beneficiary”), an irrevocable standby letter of credit issued by a commercial bank having capital and surplus of not less that $100,000,000 in substantially the same form annexed hereto as Exhibit “A” in the face amount of $542,927 (the ”Replacement LC”) coupled with a written request to the Beneficiary to accept the Replacement LC in substitution of the Lender’s existing Amendment #1 to Irrevocable Standby Letter of Credit No. 3844 dated July 8, 2008 (the “Amended LC”), a copy of which is annexed hereto as Exhibit “B” and made a part hereof, in which case, and only in which case, the payment of the $542,927.00 shall be deferred until July 17, 2009, TIME BEING OF THE ESSENCE AS TO ALL DATES HEREIN. Even if the Beneficiary fails or refuses to accept the Replacement LC in substitution of the Amended LC, for any reason or no reason, Borrowers shall nevertheless pay the sum  of $542,927.00 to lender no later that 3:00 P.M. prevailing time on July 17, 2009.

(B)           The balance due Lender under this Note shall be due and payable, if not sooner paid, on November 7, 2009, TIME BEING OF THE ESSENCE, (the “Maturity Date”) at which time all remaining principal and accrued interest, if any, and all other sums owing under this Note shall be due and payable in full.

2.           Interest.  The rate of interest on the principal balance due on this Note shall be ten percent (10.0%) per annum. Provided Borrowers are free from default hereunder and under the “Yomah Agreement” (hereinafter defined), Lender agrees to waive any interest payable on said amounts. However, in the event Borrowers default under the “Yomah Agreement” (hereinafter defined) or fail to make any principal payment required hereunder when due, then interest at the aforementioned rate shall accrue on all unpaid amounts from the date of this Note until all sums due Lender hereunder are paid in full. Interest shall be computed on the basis of a 360 day year but shall be charged for the actual number of days elapsed.

3.           Application of payments.  Payments received under this Note (including prepayments) shall be applied first to principal and then to interest. The making of any prepayment shall not change the Maturity Date or the date payments referenced in Section 1(A) are due.

4.           Prepayments.  Prepayment of the sums due lender under this Note are permitted at any time without penalty or premium.

5.           Place and manner of Payment.  Payments under this Note are to be made in immediately available funds at the offices of Lender listed in this Note or at such other location designated by lender.

6.           Credits for Unit Release Fees.  Borrowers have been afforded the right to secure “Unit Releases” pursuant to Section 3 of that certain Agreement between Lender, Borrowers, Yomah, Inc., Sheila Rottenberg, Aharon Rottenberg and Kedma, Inc. dated even date herewith (the “Yoham Agreement”), a copy of which Section 3 of the Yomah Agreement is incorporated herein by reference and made apart hereof. Provided Borrowers are free from default under the Yomah Agreement and under this Note, Lender agrees to apply each “Unit Release Fee” (as defined in Section 3) it receives, dollar for dollar, as a credit against the principal sum due from time to time under Section 1(B) of this Note.

7.           Defaults and Remedies. A default by Borrowers in the payment of any sum due lender pursuant to this Note, or a default by Borrowers (or any of the parties comprising Borrowers) under the Yoman Agreement shall automatically constitute an Event of Default hereunder, and Event of Default by Borrowers under the Yomah Agreement. In any such event, all sums outstanding under this Note, Together with accrued interest thereon from the dates hereof, may at lender’s sole option, become, or exercise any of its other rights and remedies as set forth in the Yomah Agreement. Lender’s delay or failure to accelerate this Note or to exercise any other available right or remedy shall not impair any such right or remedy, nor shall it be construed to be a forbearance or waiver.

8.         New Jersey Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey. Borrowers hereby consent to personal jurisdiction in the state of New Jersey with respect to any and all matters arising under or relating to this Note.

9         Partial Invalidity.  If any term or provision of this Note is at any time held to be invalid by any court of competent jurisdiction, the remaining terms and provisions of this Note shall not be affected and shall remain in full force and effect.

10.           Waiver to Jury Trial. No implied Waivers.  Borrowers hereby irrevocably waive presentment, demand, protest, notice of protest, diligence and all other demands and notices in connection with the payment and enforcement of this Note.  BORROWERS HEREBY IRREVOCABLY WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.   By accepting this Note, Lender also waives its right to request a trial by jury.  Additionally, the failure by Lender to enforce against the Borrower any term or provision of this Agreement shall not be deemed to be a waiver of Lender’s right to enforce against Borrower such term or provision in the future.

11.           Interest Limits.   If any provision of this Note relating to the rate of interest violates any applicable law in effect at the time payment is due, the interest rate then in effect shall be automatically reduced to the maximum rate then permitted by law. If for any reason Lender should receive as interest an amount that would exceed the highest applicable lawful rate of interest, the amount that would exceed that highest lawful rate shall be deemed to be credited against principal and not to the payment of interest.

12.           Successors and Assigns.   This Note shall be binding on Borrowers and their respective heirs, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns. The term “Lender” in this Note shall refer to Sovereign Bank or to any other future holder of this Note.

13.           Collections and Post-Judgment Interest.  If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to enforce its collection, or to protect the security for its payment, the Borrowers immediately and without demand shall pay all costs of collection and litigation, together with reasonable attorney’s fees.  In the event of a judgment on this note, the Borrowers agree to pay to the Lender on demand all costs and expenses incurred by the Lender in satisfying such judgment, including with limitation, all of Lender’s reasonable expenses and fees including (a) all reasonable fees and disbursements of Lender’s counsel and (b) all expenses of, or in anticipation of, litigation including fees and expenses of witnesses, experts, stenographers, title and lien searches, appraisals, taxes, insurance premiums and post-judgment interest (“Post-Judgment Expenses”).  It is expressly understood that such agreement by the Borrowers to pay the Post-Judgment Expenses of the Lender is absolute and unconditional and (i) shall survive (and not merge into) the entry of a judgment for amounts owing hereunder and (ii) shall not be limited regardless of whether this Note or other obligation of Borrowers or a Guarantor, as applicable, is secured or unsecured, and regardless of whether lender exercises any available rights or remedies against any collateral pledge as security for this note. Moreover, any such agreement by Borrowers shall not be limited or extinguished by merger of the Note, Mortgage or other loan documents into a judgment of foreclosure or other judgment of a court or competent jurisdiction and shall remain in full force and effect post judgment and shall continue tin full force and effect with regard to any subsequent proceedings in a court of competent jurisdiction including, but not limited to bankruptcy court proceedings and shall remain in full force and effect until such fees and costs are paid in full.  Such fees or costs shall be added to the Lender’s lien and shall survive the entry of a judgment of foreclosure or other judgment entered by a court of competent jurisdiction.

14         No oral modifications. This note may be amended, modified, waived or supplemented only by an instrument in writing executed by the Borrower and the Lender. Any other purported amendment, modification, waiver or supplement shall be deemed nullity.

ATTEST:
Track Data Corporation

/s/ Laurel Louison	By:	/s/ Martin Kaye
Laurel Louison		Martin Kaye, Chief Executive Officer

ATTEST
Silver Polish, LLC

/s/ Laurel Louison	By:	/s/ Barry Hertz
Laurel Louison		Barry Hertz, Individually

	By:	/s/Isaac Genuth,
Isaac Genuth, Individually